Exhibit 21.1

Subsidiaries	Date of incorporation	Place of incorporation/ operations	Percentage of direct/indirect economic ownership
Direct:
AquaCore Holdings Limited	March 6, 2026	British Virgin Islands	100%

Indirect:
Oceanic Bounty Limited	February 20, 2023	Hong Kong	100%